Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IMARA Inc. 2016 Stock Incentive Plan, the IMARA Inc. 2020 Equity Incentive Plan, and the IMARA Inc. 2020 Employee Stock Purchase Plan of our report dated February 14, 2020 (except for Note 1 and Note 16 as to which the date is March 3, 2020) with respect to the consolidated financial statements of IMARA Inc. included in its Registration Statement, as amended (Form S-1 No. 333-236465), and related Prospectus of IMARA Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 12, 2020